CHARTER POWER SYSTEMS, INC.
                                              1400 Union Meeting Road
                                             Blue Bell, Pa. 19422-0858


Mr. Alfred Weber
2583 Cold Spring Road
Lansdale, Pennsylvania 19446                                As of April 1, 1996

Dear Mr. Weber:

                  Charter Power Systems, Inc., a Delaware corporation (the "Company"), agrees to continue to employ Alfred Weber ("you" or the "Executive") and you agree to continue such employment, under the following terms and conditions:

                  1. TERM OF EMPLOYMENT. Except for earlier termination as provided in Section 5 or 11 below, your employment under this Agreement, and the term of this Agreement, shall be for an initial period commencing as of April 1, 1996 (the "Effective Date") and terminating on March 31, 1999 (the "Initial Term"). After the Initial Term, this Agreement and your employment hereunder shall be renewed automatically for successive terms of one year each (each, a "Renewal Term"), unless prior to the end of the Initial Term or any Renewal Term either party shall have given to the other party at least three months' prior written notice (a "Termination Notice") of termination of this Agreement. If a Termination Notice is given by either party, (a) the Company shall, without any liability to you, have the right, exercisable at any time after the

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Termination Notice is given, to elect any other person to the office or offices in which you are then serving and to remove you from such office or offices, but
(b) except for Sections 3 and 6, all other obligations each of you and the Company have to the other, including the Company's obligation to pay your compensation and make available the benefits to which you are entitled hereunder, shall continue until the end of the Initial Term or any Renewal Term, as the case may be.

                  2. COMPENSATION. You shall be compensated for performance of your obligations under this Agreement at a rate of not less than $400,000 per annum (such salary, as adjusted from time to time, hereinafter referred to as the "Base Salary"), payable in such manner as is consistent with the Company's payroll practices for executive employees. The Base Salary shall be increased each year, on April 1, 1997, April 1, 1998 and April 1, 1999 (if this Agreement continues after the Initial Term), by $35,000 per annum. Any increase in the Base Salary after March 31, 2000, if this Agreement shall be in effect, shall be determined by the Company's Board of Directors or Compensation Committee in its discretion; provided that in no event shall the Base Salary be decreased at any time.

                  3. DUTIES. (a) During the term of your employment hereunder, including any Renewal Term hereof, you shall serve and the Company shall employ you as the Chairman of the Board, President and Chief Executive Officer of the Company with such executive duties and responsibilities consistent with such positions and stature as the Board of Directors from time to time

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may determine. You shall report to, and act under the general direction of, the
Board of Directors of the Company. You shall be nominated, on an annual basis so long as you continue to be employed hereunder, for election as a director of the Company and, if elected, you shall serve as a director. In addition, at the request of the Board of Directors, you shall serve as an officer and/or director of any of the Company's subsidiaries, in all cases in conformity with the by-laws and the policies of the Board of Directors of each such corporation, without additional compensation.
                  (b) You shall be required to devote your entire business time and energies during normal business hours to the business and affairs of the Company and its subsidiaries. Nothing in this Section shall be construed as prohibiting you from investing your personal assets in businesses in which your participation is solely that of a passive investor in such form or manner as will not violate Section 8 hereof or require any services on your part in the operation or affairs of those businesses. You may also participate in philanthropic or civic activities so long as they do not materially interfere with your performance of your duties hereunder.
                  (c) You shall be subject to the Company's rules, practices and policies applicable to the Company's senior executive employees, except to the extent the same are inconsistent with any of the express provisions hereof.

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                  4. BENEFITS. (a) You shall have the benefit of and be entitled to participate in such employee benefit plans and programs, including life, disability and medical insurance, pension, savings, retirement and other similar plans, as the Company now has or hereafter may establish from time to time, and in which you would be entitled to participate pursuant to the terms thereof. The foregoing, however, shall not be construed to require the Company to establish any such plans or to prevent the Company from modifying or terminating any such plans, and no such action or failure thereof shall affect this Agreement.
                  (b) You shall be entitled (i) to participate in the Company's Incentive Compensation Plan each year in accordance with criteria and for amounts approved by the Compensation Committee, and (ii) to be granted options, to the extent (if any) approved by the Compensation Committee or the relevant Option Committee, under the Company's stock option plans in effect from time to time.
                  (c) You shall be entitled to four weeks of vacation each year.
                  (d) The Company shall reimburse you annually for up to $5,000 of fees and expenses incurred by you for personal tax and financial planning advice, upon presentation by you of appropriate substantiation of such fees and expenses. The Company also shall reimburse you for any reasonable legal fees incurred by you in the negotiation and preparation of this Agreement.


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                  (e) The Company shall provide you with a leased automobile of reasonable size and quality suitable to your position.

                  5. CHANGE OF CONTROL. In the event of a Change of Control Termination of this Agreement, you shall be entitled to certain payments and benefits, as provided in Exhibit A hereto.

                  6. WORKING AND OTHER FACILITIES. During the Initial Term and any Renewal Term, you shall be provided with such working facilities and other support services as are suitable to your position and appropriate for the performance of your duties. In the event the Company's principal executive offices are relocated to a location more than fifty (50) miles from your residence, the Company shall reimburse your moving expenses (including reasonable costs relating to any interim living accommodations).

                  7. EXPENSES. The Company shall reimburse you for all reasonable expenses incurred by you in connection with your employment hereunder, and vouchered by you to the Company in accordance with its expense reimbursement practice.

                  8. RESTRICTIVE COVENANTS. (a) During such time as you shall be employed by the Company, and for a period of one year thereafter, you shall not, without the written consent of the Board of Directors, directly or indirectly, become associated with, render services to, invest in, represent, advise or otherwise participate as an officer, employee, director,

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stockholder, partner or agent of, or as a consultant for, any business within the United States, Canada or Mexico which is competitive with the business in which the Company is engaged at the time your employment with the Company ceases (a "Competitive Business"); PROVIDED, HOWEVER, that (i) nothing herein shall prevent you from investing without limit in the securities of any company listed on a national securities exchange or quoted on the NASDAQ quotation system, PROVIDED that your involvement with any such company is solely that of a stockholder, and (ii) nothing herein is intended to prevent you from being employed during the one-year period following the termination of your employment with the Company by any business other than a Competitive Business.
                  (b) The parties hereto intend that the covenant contained in this Section 8 shall be deemed a series of separate covenants for each appropriate jurisdiction. If, in any judicial proceeding, a court shall refuse to enforce all the separate covenants deemed included in this Section 8 on grounds that, taken together, they cover too extensive a geographic area, the parties intend that those covenants (taken in order of the jurisdictions that are the least populous) that, if eliminated would permit the remaining separate covenants to be enforced in that proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions of this Section 8.

                  9. CONFIDENTIALITY, NONINTERFERENCE AND PROPRIETARY INFORMATION. (a) In the course of your employment by the Company hereunder, you will have access to confidential or

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proprietary data or information of the Company. You shall not at any time divulge or communicate to any person, nor shall you direct any Company employee to divulge or communicate to any person (other than to a person bound by confidentiality obligations similar to those contained herein and other than as necessary in performing your duties hereunder) or use to the detriment of the Company or for the benefit of any other person, any of such confidential or proprietary data or information, except to the extent the same (i) becomes publicly known other than through a breach of this Agreement by you, (ii) was known to you prior to the disclosure thereof by the Company to you or (iii) is subsequently disclosed to you by a third party who shall not have received it under any obligation of confidentiality to the Company. The provisions of this
Section 9(a) shall survive your employment hereunder, whether by the normal expiration thereof or otherwise, for as long as such data or information remains confidential. The term "confidential or proprietary data or information" as used in this Agreement shall mean data or information not generally available to the public, including personnel information, financial information, customer lists, supplier lists, product and trading specifications, trade secrets, information concerning product composition and formulas, tools and dies, drawings and schematics, manufacturing processes, information regarding operations, systems and services, knowhow, computer and any other processed or collated data, computer programs, and pricing, marketing, sales and advertising data.


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                  (b) You shall not, during the term of this Agreement and for a period of one year after the termination of your employment by the Company, for your own account or for the account of any other person, interfere with the Company's relationship with any of its suppliers, customers or employees; PROVIDED, however, that you shall not be prohibited from contacting suppliers or customers after termination of your employment with regard to matters that do not violate your noncompetition or confidentiality obligations contained in Sections 8(a) and 9(a); and, PROVIDED further that such contacts do not interfere with the Company's relationship with such parties.
                  (c) You shall at all times promptly disclose to the Company, in such form and manner as the Company reasonably may require, any inventions, improvements or procedural or methodological innovations, programs, methods, forms, systems, services, designs, marketing ideas, products or processes (whether or not capable of being trade-marked, copyrighted or patented) conceived or developed or created by you during and in connection with your employment hereunder and which relate to the business of the Company ("Intellectual Property"). All such Intellectual Property shall be the sole property of the Company. You shall execute such instruments and perform such acts as reasonably may be requested by the Company to transfer to and perfect in the Company all legally protectable rights in such Intellectual Property. If the Company is unable for any reason to secure your signature on such instruments, you irrevocably

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appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact to execute such instruments and to do such things with the same legal force and effect as if executed or done by you. The Company shall not claim any benefits under this paragraph if the same are substantially derived or adapted from information or data held or possessed by third parties and generally available to you whether or not employed by the Company.
                  (d) All written materials, records and documents made by you or coming into your possession during your employment concerning any products, processes or equipment, manufactured, used, developed, investigated or considered by the Company or otherwise concerning the business or affairs of the Company, shall be the sole property of the Company, and upon termination of your employment, or upon the request of the Company during your employment, you shall deliver the same to the Company. In addition, upon termination of your employment, or upon request of the Company during your employment, you shall deliver to the Company all other Company property in your possession or under your control, including confidential or proprietary data or information and all Company credit cards.

                  10. EQUITABLE RELIEF. With respect to the covenants contained in Sections 8 and 9 of this Agreement, you acknowledge that any remedy at law for any breach of said covenants may be inadequate and that the Company, in addition to its rights at law, shall be entitled to specific performance or any other mode

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of injunctive or other equitable relief to enforce its rights hereunder.

                  11. TERMINATION; ADDITIONAL COMPENSATION.  This
Agreement, and your employment hereunder, shall terminate prior to the end of the Initial Term or any Renewal Term, upon the following terms and conditions:
                           (a)  This Agreement shall terminate automatically
on the date of your death. Notwithstanding the foregoing, the Company shall continue to make payments to your estate of your Base Salary until six months after your death, at the rate in effect from time to time during such period pursuant to this Agreement (including any increases pursuant to Section 2).
                           (b)  This Agreement shall be terminated, at the
option of the Company, if you are unable to perform a substantial portion of your duties hereunder for any 180 days (whether or not consecutive) during any period of 365 consecutive days by reason of physical or mental disability. Notwithstanding the foregoing, the Company shall continue to pay to you, until six months after termination of your employment due to such disability, your Base Salary at the rate in effect from time to time during such period pursuant to this Agreement (including any increases pursuant to Section 2), but less any amounts paid to you pursuant to any disability policy sponsored by the Company. For purposes of this Agreement, "physical or mental disability" shall mean your inability, due to health reasons, to discharge properly your duties of employment, supported by the opinion of a physician

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reasonably satisfactory to both you and the Company. If the parties do not agree on a mutually satisfactory physician within ten days of written demand by one or the other, a physician shall be selected by the president of the Pennsylvania Medical Association, and the physician shall, within 30 days thereafter, make a determination as to whether disability exists and certify the same in writing. The services of the physician shall be paid for by the Company. You shall fully cooperate with the examining physician including submitting yourself to such examinations as may be requested by the physician for the purpose of determining whether you are disabled.
                           (c)  This Agreement shall terminate immediately
upon the Company's sending you written notice terminating your employment hereunder for Cause. "Cause", as used herein, shall mean: (i) your conviction of a felony (other than a traffic violation); (ii) your continued material breach of any obligations under this Agreement 30 days after the Company has given you notice thereof in reasonable detail, if such breach has not been cured by you during such period; or (iii) your gross negligence or willful misconduct with respect to your duties or gross misfeasance of office.
                           (d)      You shall have the right to terminate this
Agreement effective at any time by giving at least six month's prior written notice of termination to the Company.
                           (e)  Upon termination of this Agreement for any
reason, in addition to any other rights or benefits to which you may be entitled under this Agreement, you shall be paid all

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Accrued Obligations through the date of termination. Accrued Obligations shall mean (i) your Base Salary through the date of termination, (ii) any annual bonus earned pursuant to the terms of any applicable incentive compensation or bonus plans of the Company but not yet paid with respect to any fiscal year completed prior to termination, (iii) a prorated annual bonus for the fiscal year in which termination occurs equal to the product of (x) the annual bonus paid to you for the last full fiscal year of the Company multiplied by (y) a fraction, the numerator of which is the number of days in the current fiscal year during which you were employed by the Company, and the denominator of which is 365; and (iv) any accrued vacation pay not yet paid by the Company; PROVIDED, that if termination is by the Company for Cause or by you voluntarily, the term "Accrued Obligations" will not include (iii) above. Upon termination, (w) you shall also be entitled to all rights and benefits under benefit and incentive plans (other than those relating to the annual bonus) in accordance with the respective terms of the plans; (x) you shall be reimbursed for all of your business expenses incurred prior to termination in accordance with Section 7 above; (y) the Company shall, at your request within 15 days after termination and at your expense, assign to you the lease and any related purchase option for the automobile provided to you pursuant to Section 4(e), provided such lease and purchase option is assignable; and (z) to the extent the Company's life insurance plan has a conversion option available upon termination of employment, the Company shall make such option available to you. For purposes of

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(ii) above, a bonus shall be deemed to be earned upon completion of the fiscal year to which it relates regardless of whether the Compensation Committee has approved bonuses for such year as of the date of termination.
                           (f)      If your employment hereunder shall be
terminated by the Company (i) without Cause, other than pursuant to Section 11(a) or 11(b), or (ii) as a result of nonrenewal pursuant to a Termination Notice given by the Company under Section 1, then in addition to any other rights or benefits to which you may be entitled, the Company shall, for a period of one year after termination, (i) continue to pay you your Base Salary at the rate in effect from time to time during such one-year period pursuant to Section 2, (ii) continue to provide you with a leased automobile pursuant to Section 4(e), and (iii) continue all other benefits provided to you prior to termination (except not including any bonus with respect to the period after termination). The compensation under this Section 11(f) shall not be payable in the event of a Change of Control Termination, which shall be governed by the terms of Exhibit A hereto. Nothing herein shall limit or affect any rights you may have in the event of a termination of this Agreement by the Company in violation of its terms.

                  12. ENTIRE AGREEMENT; MODIFICATION; CONSTRUCTION. This Agreement, together with Exhibit A hereto, constitutes the full and complete understanding of the parties, and supersedes all prior agreements and understandings, oral or written, between

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the parties, with respect to the subject matter hereof. Exhibit A is hereby incorporated by reference and made a part of this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of either party, which are not embodied or referred to herein. This Agreement may not be modified or amended except by an instrument in writing signed by the party against which enforcement thereof may be sought.

                  13. SEVERABILITY. Any term or provision of this Agreement that is held to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

                  14. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

                  15. NOTICES. All notices hereunder shall be in writing and shall be sent by messenger or by certified or registered mail, postage prepaid, return receipt requested, if to you, to your residence set forth above, and if to the Company, to

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the address set forth above with copies to the Chief Financial Officer, at the
Company's address, and to Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, New York, New York 10036, Attention: Steven L. Kirshenbaum, Esq., or to such other address as either party to this Agreement shall specify to the other.

                  16. ASSIGNABILITY; BINDING EFFECT. This Agreement shall not be assignable by either party, except that it may be assigned to an acquiror of all or substantially all of the assets of the Company, subject to your rights arising from a Change of Control as provided in Exhibit A. This Agreement shall be binding upon and inure to the benefit of you, your legal representatives, heirs and distributees, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

                  17. GOVERNING LAW. All questions pertaining to the validity, construction, execution and performance of this Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts or choice of law provisions thereof.

                  18. ARBITRATION. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled in Philadelphia, Pennsylvania or other mutually agreed location, by arbitration administered by the American Arbitration
Association under its Commercial Arbitration Rules, and judgment

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on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

                  19. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  20. COUNTERPARTS. This Agreement may be executed in several counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                  If this letter correctly sets forth our understanding, please sign the duplicate original in the space provided below and return it to the Company.
                                        CHARTER POWER SYSTEMS, INC.

                                        By:/s/ Stephen E. Markert, Jr.
                                           ----------------------------

Agreed as of the date first above written:



 /s/ Alfred Weber
- ----------------------------------
           Alfred Weber


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                 EXHIBIT A TO EMPLOYMENT AGREEMENT ("AGREEMENT")
                    OF ALFRED WEBER DATED AS OF APRIL 1, 1996


                  I. SPECIAL TERMINATION PROVISIONS. In the event a Change of Control (as defined below) occurs, and within twenty-four months after such Change of Control: (a) the Executive's employment is terminated pursuant to a Termination for Good Reason (as defined below); or (b) the Executive's employment with the Company is terminated by the Company for any reason other than death, disability or for Cause pursuant to Sections 11(a), (b) or (c) of the Agreement; or (c) the Executive's employment is terminated or this Agreement is not renewed due to a Termination Notice given by the Company, as provided in
Section 1(a) of the Agreement (the events under (a), (b) and (c) herein collectively called a "Change of Control Termination"), the Executive shall be entitled to receive the payments and benefits set forth in Section III below.

                  II. DEFINITIONS. (a) CHANGE OF CONTROL. For purposes of the Agreement, a "Change of Control" shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any "Subsidiary" and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial

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owner of shares of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company;
(ii) the shareholders of the Company shall approve any merger or other business combina tion of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction) and no person is the beneficial owner of 30% of the shares of the resulting entity as contemplated by
Section II(a)(i) above, or (iii) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this
Section II(a)(iii), unless such election, recommendation or approval was

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the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as an executive or director of the Company.

                           (b)  TERMINATION FOR GOOD REASON.  For purposes of
the Agreement, a Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event. A notice of Termination for Good Reason shall indicate the specific termination provision in Section II(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in such notice any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

                           (c)  GOOD REASON.  For purposes of the Agreement,
"Good Reason" shall mean the occurrence, without Executive's

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express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the notice of Termination for Good Reason as contemplated in Section II(b) above: (i) Any material diminution of Executive's positions, duties or responsibilities hereunder (except in each case in connection with the termination of Executive's employment for Cause pursuant to Section 11(c) of the Agreement or due to disability or death pursuant to Sections 11(a) or 11(b) of the Agreement, or temporarily as a result of Executive's illness or other absence), or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position as Chairman of the Board, President and Chief Executive Officer; (ii) Removal of, or the nonreelection of, the Executive from the officer positions with the Company specified herein; (iii) Relocation of the Company's principal United States executive offices to a location more than fifty (50) miles from his residence at the time of the relocation; (iv) Failure by the Company, after a Change of Control, (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate immediately prior to the Change of Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a

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participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus and substantially the same level of criteria for achievability thereof as Executive participated in immediately prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) Any material breach by the Company of any provision of this Agreement; (vi) If the Executive is on the Board of Directors at the time of a Change of Control, Executive's removal from or failure to be reelected to the Board of Directors thereafter or (vii) Failure of any successor to the Company to assume in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

                  III. PAYMENTS AND BENEFITS.    Upon a Change of Control
Termination, as provided in Section I(a) above, the Company shall pay or provide the Executive the following payments and benefits:
                           (a)      The Company shall pay to the Executive in a
lump sum within five business days after the date of termination any Accrued Obligations.
                           (b)      The Company shall pay to the Executive as
severance pay, not later than the fifth business day following the date of termination of Executive's employment:
                                    (i) a lump sum in an amount equal to two (2)
years of the Executive's Base Salary (or the aggregate Base Salary the Executive would have earned for the Term Balance, as defined below, if greater); and


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                                    (ii)  a lump sum in an amount equal to the
product of (A) the annual bonus paid by the Company to the Executive based on the average of the bonuses paid during the last two fiscal years of the Company ending prior to the date of termination, multiplied by (B) the greater of two or the number of years (including fractions) remaining in the Term Balance.

For purposes of this Exhibit, Term Balance shall mean the balance of the Initial Term after termination, if termination occurs during the Initial Term.
                           (c)      As additional severance, the Company shall
continue the participation of the Executive and the Executive's dependents for the greater of two (2) years or the Term Balance (and at the same level and at the same charges to the Executive) in all health, medical and accident, life and other welfare plans (as defined in Section 3(1) of ERISA), in which the Executive was participating immediately prior to the date of termination, except for any disability plans, and shall provide the Executive with a leased automobile pursuant to Section 4(e) for such period; PROVIDED, however, that to the extent the Company's plans do not permit such continued participation or such participation would have an adverse tax impact on such plans or on the other participants in such plans, the Company may instead provide materially equivalent benefits to the Executive outside of such plans; PROVIDED further that under such circumstances, (i) medical insurance benefits may be provided by the Company paying

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any COBRA premiums (COBRA coverage, in any event, to be measured from the date of termination of employment) and (ii) if the Company is unable to continue the Executive's life insurance coverage, it shall pay the Executive an amount equal to twice the premium paid during the year prior to termination or if the Executive converts the insurance to an individual policy, the Company shall pay the premium for such insurance for two years.

                  The Executive shall complete such forms and take such physical examinations as reasonably requested by the Company. To the extent the Executive incurs any tax obligation as a result of the provisions of this paragraph (c) that the Executive would not have incurred if the Executive remained an employee of the Company and had continued to participate in the benefit plans as an employee, the Company shall pay to the Executive, at the time the tax is due, an amount to cover such taxes and the taxes on the amount paid to cover such taxes.
                           (d)      To the extent permitted under the terms of
the applicable stock option or restricted stock plan (if any), any stock options that would vest in the two (2) years after termination, or during the Term Balance, if greater, and any restricted stock that would become nonforfeitable in such two (2) year period or during the Term Balance, if greater, shall immediately vest or become nonforfeitable, as the case may be, and the exercise period of any stock options shall be extended as if the Executive remained employed until the end of such additional two (2) years, or the Term Balance, whichever is longer. In the event the foregoing sentence becomes applicable, the Company agrees to cause the Board of Directors or plan committee to take all steps necessary to implement the foregoing sentence.

                             SECURED PROMISSORY NOTE


$1,057,138                                                       April 30, 1996


                  FOR VALUE RECEIVED, ALFRED WEBER (the "Payor") hereby promises to pay to CHARTER POWER SYSTEMS, INC., a Delaware corporation (the "Company"), the principal sum of One Million Fifty Seven Thousand One Hundred Thirty Eight ($1,057,138), on April 29, 1997 (the "Due Date"). The Payor also agrees to pay the Company interest on the outstanding principal amount hereof at the rate of 5.33% per annum, payable annually or upon prepayment of this Note in full. Payments of principal and interest are to be made in lawful money of the United States of America at the offices of the Company or at such other place as the holder hereof shall designate.

                  The Payor may by written notice given to the Company prior to the Due Date extend the Due Date to a date no later than April 29, 1999.

                  This Note is secured by the pledge by the Payor to the Company of certain shares ("Shares") of common stock of the Company, in accordance with the terms of a Pledge and Security Agreement (the "Security Agreement") between the Payor and the Company, dated as of April 30, 1996, and in that respect is subject to all of the terms, provisions and conditions of the Security Agreement.

                  If the Payor shall sell or transfer any of his Shares or the proceeds thereof, or any cash (other than cash dividends), securities, or other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Shares (collectively, the "Additional Shares"), there shall be due and payable, immediately upon the consummation of the sale or transfer, a payment of principal hereunder in an amount equal to the product obtained by multiplying the then outstanding principal amount of this Note by a fraction, the numerator of which shall be the number of Shares and Additional Shares then sold or transferred and the denominator of which shall be the number of Shares and Additional Shares then owned by the Payor (before giving effect to the sale or transfer). Nothing in this paragraph shall be deemed to permit any sale or transfer by the Payor of any Shares or Additional Shares, to the extent the same otherwise would be prohibited by the provisions of any other agreement to which the Payor and the Company are parties.

                  If: (i) the Payor fails to make any payment hereunder within ten days after notice from the Company to the Payor that the payment is due; or
(ii) the Payor's employment with the Company is terminated for "Cause", as defined in the employment agreement, dated as of April 1, 1996, between the Payor and the Company, the then outstanding principal balance hereof, together with all accrued and unpaid interest, shall be immediately due and payable.

                  The Payor may, at any time and from time to time, prepay in whole or part, without premium or penalty, the then outstanding principal balance hereof and accrued but unpaid interest thereon.

                  The Payor hereby agrees to pay all reasonable costs, fees and expenses incurred by the Company for the collection of all sums due hereunder, including reasonable attorneys' fees and court costs. The Payor hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with this Note (including any acceleration of the maturity hereof) and further agrees that this Note shall be deemed to have been made under and shall be governed by the laws of the State of New York in all respects (without giving effect to the conflicts of law provisions thereof), including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except to the extent the Company may consent thereto in writing.

                  IN WITNESS WHEREOF, the Payor has executed and delivered this Note to the Company as of the date first above written.

                                                 /s/ Alfred Weber
                                                ----------------------------
                                                     ALFRED WEBER

                                     OPTION
                             SECURED PROMISSORY NOTE


$664,400                                                       April 30, 1996


                  FOR VALUE RECEIVED, ALFRED WEBER (the "Payor") hereby promises to pay to CHARTER POWER SYSTEMS, INC., a Delaware corporation (the "Company"), the principal sum of Six Hundred Sixty-four Thousand Four Hundred Dollars ($664,400.00), without interest, on October 31, 1997. Payment of principal is to be made in lawful money of the United States of America at the offices of the Company or at such other place as the holder hereof shall designate.

                  This Note is secured by the pledge by the Payor to the Company of certain shares of common stock of the Company, in accordance with the terms of a Pledge and Security Agreement (the "Security Agreement") between the Payor and the Company, dated as of April 30, 1996, and in that respect is subject to all of the terms, provisions and conditions of the Security Agreement.

                  This Note evidences a loan made by the Company to the Payor to enable him to purchase an aggregate 110,000 shares of common stock of the Company (the "Shares"). If the Payor shall sell or transfer any of his Shares or the proceeds thereof, or any cash (other than cash dividends), securities, or other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Shares (collectively, the "Additional Shares"), there shall be due and payable, immediately upon the consummation of the sale or transfer, a payment of principal hereunder in an amount equal to the product obtained by multiplying the then outstanding principal amount of this Note by a fraction, the numerator of which shall be the number of Shares and Additional Shares then sold or transferred and the denominator of which shall be the number of Shares and Additional Shares then owned by the Payor (before giving effect to the sale or transfer). Nothing in this paragraph shall be deemed to permit any sale or transfer by the Payor of any Shares or Additional Shares, to the extent the same otherwise would be prohibited by the provisions of any other agreement to which the Payor and the Company are parties.

                  If: (i) the Payor fails to make any payment hereunder within ten days after notice from the Company to the Payor that the payment is due; or
(ii) the Payor's employment with the Company is terminated for "Cause", as defined in the employment agreement, dated as of April 1, 1996, between the Payor and the Company; or (iii) a Default (as such term is defined in the Security Agreement) shall have occurred under the Security Agreement (each of the events listed in (i), (ii) and (iii) above being an "Event of Default" hereunder), the then outstanding principal balance hereof shall be immediately due and payable.

                  The Payor may, at any time and from time to time, prepay in whole or part, without premium or penalty, the then outstanding principal balance hereof.

                  The Payor hereby agrees to pay all reasonable costs, fees and expenses incurred by the Company for the collection of all sums due hereunder, including reasonable attorneys' fees and court costs. The Payor hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with this Note (including any acceleration of the maturity hereof) and further agrees that this Note shall be deemed to have been made under and shall be governed by the Laws of the State of New York in all respects (without giving effect to the conflicts of law provisions thereof), including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except to the extent the Company may consent thereto in writing.

                  IN WITNESS WHEREOF, the Payor has executed and delivered this Note to the Company as of the date first above written.

                                                /s/ Alfred Weber
                                              --------------------------
                                                    ALFRED WEBER

                          PLEDGE AND SECURITY AGREEMENT


                  PLEDGE AND SECURITY AGREEMENT, dated April 30, 1996, between ALFRED WEBER ("Pledgor") and CHARTER POWER SYSTEMS, INC., a Delaware corporation ("the Company").

                  WHEREAS, the Company has made loans (collectively, the "Loan") to Pledgor on the date hereof (a) in the amount of $664,400 to purchase 60,000 shares (the "Option Shares") of Common Stock of the Company, par value $.01 per share ("Common Stock"), upon the exercise of an option granted to him pursuant to the Option Agreement dated May 30, 1989, as amended (the "Option Agreement"), between Pledgor and the Company, and (b) in the amount of $1,057,138; and

                  WHEREAS, in order to induce the Company to make the Loan, Pledgor has agreed to grant, and does hereby grant, to the company, a security interest in the Option Shares.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties hereto agree as follows:

                  1. CREATION OF SECURITY INTEREST. As security for payment in full of the Loan, Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Company as collateral security, and hereby grants to the Company a first lien and security interest in, all of the Option Shares, the proceeds thereof, and all cash (other than cash dividends, except to the extent expressly provided herein), securities or other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any of the Option Shares (all of such Option Shares, proceeds thereof, cash (other than cash dividends, except to the extent expressly provided herein), securities and other property hereinafter being referred to collectively as the "Collateral"). Concurrently with the execution of this Agreement, Pledgor is delivering to the Company (i) all stock certificates representing the Option Shares and (ii) a duly endorsed irrevocable stock power in blank therefor.

                  2. STOCK DIVIDENDS AND ADJUSTMENTS; VOTING RIGHTS. If, during the term of this Agreement, any stock dividend, reclassification, stock split, readjustment, warrant, option or right to acquire additional securities is issued with respect to the Collateral or any part thereof, or any other change is made in the capital structure of the Company, all new, substituted or additional shares or securities that Pledgor shall become entitled to receive as a result thereof promptly shall be delivered to the Company (together with appropriate instruments of transfer duly endorsed in blank) and, from and after the time Pledgor shall be entitled to receive the same, those shares and securities shall be, and be deemed to be, part of the property pledged hereunder and included in the term Collateral as defined herein. So long as a Default (as hereinafter defined) shall not have occurred and be continuing, Pledgor shall be entitled to receive all cash dividends payable with respect to, and to exercise all rights to vote, the securities contained in the Collateral. Upon the occurrence and during the continuance of a Default, the Company shall be entitled to receive all such cash dividends and to exercise all such voting rights.

                  3. REPRESENTATIONS, WARRANTIES AND COVENANTS.
Pledgor hereby represents, warrants and covenants that:
                           (a) Pledgor is and will be the sole legal and
equitable owner of the Collateral, and Pledgor has and will have the right to transfer, pledge and deliver the Collateral to the Company hereunder;
                           (b) there are and will be no outstanding liens,
encumbrances, or claims in respect of the Collateral other than the security interest created by this Agreement;
                           (c) Pledgor will preserve and defend all right,
title and interest of the Company in and to the Collateral against all claims thereon; and
                           (d) the pledge of the Collateral made hereby and
the delivery of the Collateral in accordance herewith are and will be effective to vest in the Company a perfected, first priority security interest in the Collateral as set forth herein.

                  4. DEFAULT; REMEDIES. (a) A Default shall be deemed to have occurred hereunder if:
                     (i) an Event of Default (as such term is defined in the promissory notes evidencing the Loan (the "Notes")) shall occur;
                     (ii) Pledgor sells, assigns, transfers or otherwise disposes of, or grants a lien on or security interest in or option or right with respect to, or otherwise encumbers the Collateral or any part thereof or any interest therein, unless concurrently therewith Pledgor repays the Notes to the extent required in accordance with the terms thereof;
                     (iii) Pledgor becomes insolvent, makes a general assignment for the benefit of creditors, or files or has filed against him any petition under any bankruptcy or insolvency law or any action for the appointment of a receiver or trustee; PROVIDED, HOWEVER, that in the event of an involuntary bankruptcy or insolvency proceeding, Pledgor shall have 60 days from the date of filing thereof to stay such proceeding;
                      (iv) any of the Collateral shall be attached or levied upon or seized in any legal proceedings, or held by virtue of any levy or distraint, which attachment, levy or distraint shall not be vacated within 60 days, PROVIDED, HOWEVER, that any such attachment, levy or distraint shall not constitute a Default so long as it is stayed; or
                     (v) Pledgor otherwise defaults in any material respect in the observance or performance of any representation or other covenant or agreement contained herein or in the Note, and that default continues for a period of ten days after notice thereof from the Company.
                  (b) If a Default shall have occurred and be continuing, the Company shall be entitled, in addition to any other rights granted under the Note, to exercise all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code or any other applicable law, all of which rights and remedies, to the full extent permitted by law, shall be cumulative and not alternative. Pledgor agrees that 30 days shall constitute reasonable notice of a sale or other disposition of any of the Collateral. The remainder of the proceeds from any such sale or other disposition, after deducting therefrom all expenses incurred in connection therewith (including reasonable legal fees and expenses) and after payment in full of Pledgor's obligations to the Company under the Note and this Agreement, shall be paid over to Pledgor. The Company shall not sell or otherwise dispose of a greater number of Option Shares or other Collateral than it reasonably determines is necessary for the payment in full of Pledgor's obligations to the Company under the Note and this Agreement, including all expenses incurred in connection with such sale or other disposition. Pledgor further agrees that a private sale of the Collateral on such terms as the Company approves shall be deemed to be commercially reasonable: PROVIDED, HOWEVER, that the Company is authorized in its absolute discretion to restrict the prospective purchasers to those persons who represent and agree to the satisfaction of the Company and its counsel that they are purchasing the Collateral for their own account, for investment, and not with a view to or for sale in connection with a distribution in violation of the Securities Act of 1933 or any other applicable law or regulation.

                  5. WAIVER OF RIGHTS OR REMEDIES. (a) The Company, by act, delay, omission, acceptance of partial payment or otherwise, shall not be deemed to have waived any rights or remedies hereunder or under the Note unless the waiver is in writing and signed by the Company, and then only to the extent therein set forth. A waiver by the Company of any right or remedy on any one occasion, shall not be construed as a bar to or waiver of any such right or remedy, or both, that the Company otherwise would have had on any future occasion.
                  (b) To the full extent that Pledgor may lawfully so agree, Pledgor agrees that he will not at any time plead, claim or take the benefit of any moratorium or redemption law now or hereafter enforced, in order to prevent or delay the enforcement of this Agreement or the application of any portion or all of the Collateral as provided by this Agreement, and Pledgor, for himself and all who may claim under Pledgor, as far as they now or hereafter lawfully may, hereby waives the benefit of all such laws.

                  6. AUTHORIZATION. The Company shall have and be entitled to exercise all such powers hereunder as are specifically delegated to the Company by the terms hereof, together with such powers as are reasonable incidental thereto. The Company may execute any of its duties hereunder by or through designees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder. Neither the Company, nor any director, officer or employee of the Company, shall be liable to Pledgor for any action taken or omitted to be taken by it or them hereunder in connection herewith, except for its or their own negligence or willful misconduct or breach of this Agreement. The Company shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons.

                  7. FURTHER ASSURANCES. Pledgor agrees that he shall at the request of the Company execute and deliver all such further assignments, endorsements and other documents and take all such further action as the company may reasonably request in order to effect the purposes and provisions of this Agreement and to perfect, continue, better assure or confirm the rights of the Company in the Collateral provided for hereunder.

                  8. ERMINATION. The security interest and assignment created and granted hereunder shall terminate only when Pledgor has fully satisfied all of his obligations hereunder and under the Note, and at that time all Collateral remaining in the possession of the Company shall be returned to Pledgor, accompanied by appropriate stock powers. Notwithstanding anything contained herein to the contrary, Pledgor may sell Collateral free and clear of the security interest and assignment created and granted hereunder, and the Company will cooperate with Pledgor in connection with such sale, if concurrently with any such sale Pledgor repays the Notes to the extent requred in accordance with the terms thereof.

                  9. NOTICES. Notices or other communications to either of the parties shall be in writing and shall be deemed to have been duly and properly given on the date such notices or other communications are (i) personally delivered with receipt acknowledged, or (ii) received when mailed by registered or certified mail, postage prepaid, return receipt requested, to the addresses set forth below or to which other address as either party to this Agreement shall specify to the other:
                  To Pledgor:       Alfred Weber
                                    2583 Cold Spring Road
                                    Lansdale, PA 19446

          To the Company:           Charter Power Systems, Inc.
                                    1400 Union Meeting Road
                                    Blue Bell, PA 19422
                                    Attention: Chief Financial Officer

                                              -with a copy to-

                                    Proskauer Rose Goetz & Mendelsohn LLP
                                    1585 Broadway
                                    New York, NY 10036
                                    Attention: Steven L. Kirshenbaum, Esq.

                  10. MISCELLANEOUS. (a) This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and performed therein without regard to the principles of conflict of laws thereof. If any term or provision of this Agreement shall, for any reason, be held to be illegal, invalid or unenforceable under the laws of any governmental authority to which this Agreement is subject, the term or provision shall be deemed severed from this Agreement, and the remaining terms and provisions shall be enforceable, to the fullest extent, permitted by law.
                  (b) This Agreement shall inure to the benefit of and shall be binding upon the respective successors, assigns and legal representatives of the parties, except that Pledgor shall not be permitted to assign this Agreement or any interest herein or in the Collateral, or any part thereof, or otherwise pledge, encumber or grant any option with respect to the Collateral, or any part thereof, or any cash or property held by the Company as Collateral under this Agreement, except to the extent provided herein. The Company may assign this Agreement, any interest herein or in the Collateral or any part thereof, to any wholly owned affiliated entity of the Company.
                  (c) Captions used herein are inserted for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

                  (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
                  (e) This Agreement may not be changed, modified or, except as provided in Section 8 hereof, terminated, in whole or in part, except by a written instrument signed by the party against whom any such change, modification or termination is sought to be enforced.

                  IN WITNESS WHEREOF, Pledgor has executed this Agreement on the date hereinabove first written.

                                                   /s/ Alfred Weber
                                                  ----------------------------
                                                       Alfred Weber
TO AND ACCEPTED:

CHARTER POWER SYSTEMS, INC.



By: /s/ Stephen E. Markert, Jr.
- ----------------------------------
Title:

                           Charter Power Systems, Inc.
                             1400 Union Meeting Road
                          Blue Bell, Pennyslvania 19422

                                 April 30, 1996

Mr. Alfred Weber
2583 Cold Spring Road
Lansdale, PA  19446

Dear Mr. Weber:

                  We refer to the Promissory Note (the "Note"), dated April 30, 1996, by you to us in the original principal amount of $1,057,138. We hereby agree to reimburse you for all interest on the Note accruing through the earlier of April 29, 1997 or the date of prepayment of the Note, plus an amount equal to the taxes payable by you on any payments made to you pursuant to this letter.

                                           Very truly yours,

                                           CHARTER POWER SYSTEMS, INC.


                                           By:/s/ Stephen E. Markert, Jr.
                                           -------------------------------
                                           Title:


Agreed to:


     /s/ Alfred Weber
- ----------------------------------
         ALFRED WEBER